Exhibit 99.1

FMC Corporation		FMC Corporation
1735 Market Street
Philadelphia, PA 19103

News Release		215.299.6000 phone
215.299.5998 fax

For Release: Immediate		www.fmc.com

	Media contact:	Jim Fitzwater - 215.299.6633
	Investor relations contact:	Brennen Arndt - 215.299.6266
FMC Corporation Announces First Quarter 2012 Results

•	First quarter 2012 adjusted earnings of $1.94 per diluted share up 30 percent on revenue increase of 18 percent

•	Agricultural Products' segment earnings up 29 percent; Specialty Chemicals' segment earnings down 1 percent; Industrial Chemicals' segment earnings up 19 percent

•	Second quarter 2012 outlook for adjusted earnings of $1.65 to $1.85 per diluted share, a 14 percent increase at midpoint of range

•	Full-year 2012 outlook for adjusted earnings of $6.80 to $7.05 per diluted share, a 16 percent increase at midpoint of range; raises midpoint of range versus previous outlook

PHILADELPHIA, April 30, 2012 - FMC Corporation (NYSE:FMC) today reported net income of $119.1 million, or $1.71 per diluted share, in the first quarter of 2012, versus net income of $94.0 million, or $1.30 per diluted share, in the first quarter of 2011. Net income in the current quarter included charges of $16.3 million after tax, or $0.23 per diluted share, versus charges of $13.6 million after tax, or $0.19 per diluted share, in the prior year quarter. Excluding these items in both periods, adjusted earnings were $1.94 per diluted share in the current quarter, an increase of 30 percent versus $1.49 per diluted share in the prior-year quarter. First quarter revenue of $940.7 million was 18 percent higher than $795.0 million in the prior year.

Pierre Brondeau, FMC president, chief executive officer and chairman, said, “Our first quarter 2012 results provided a very strong start to what we expect will be another record year for FMC. Agricultural Products delivered robust performance driven by broad-based growth in Latin America, North America and Asia. Specialty Chemicals' results met our expectations with strong commercial performance in BioPolymer offset by higher weather-related operating costs in lithium and plant downtime effects associated with capacity expansion projects as we position both businesses for continued premium growth. Industrial Chemicals realized strong performance driven by higher selling prices across the segment, particularly in soda ash, favorable export mix in soda ash and the continued shift toward specialties in Peroxygens.”

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Page 2/ FMC Corporation Announces First Quarter 2012 Results

Revenue in Agricultural Products of $454.2 million increased 32 percent versus the prior-year quarter as sales gains were achieved in all regions. In North America, sales increased significantly driven by strong demand for pre-emergent herbicides, growth from new products and the shift of some sales from the second quarter reflecting an early start to the 2012 season due to favorable weather conditions and high crop prices. In Latin America, sales also increased significantly, driven by a strong finish to the crop season, particularly in sugarcane and cotton segments, and sales from our new market access joint venture in Argentina. In Asia, sales gains reflected continued strong demand across the region and growth from new products. And in Europe, sales increased driven by volume gains in herbicides and fungicides. Segment earnings of $129.7 million increased 29 percent versus the year-ago quarter driven by the sales growth, partially offset by higher spending on targeted growth initiatives.

Revenue in Specialty Chemicals was $215.9 million, up 3 percent versus the year-ago quarter as higher selling prices across all businesses, particularly in food, pharmaceuticals and lithium primaries markets, were partially offset by lower volumes related to plant downtimes associated with capacity expansions and plant tie-ins in lithium and, to a lesser degree, in BioPolymer. Segment earnings of $44.3 million declined 1 percent, as strong BioPolymer performance and higher lithium primaries selling prices were more than offset by higher weather-related operating costs in lithium and downtimes related to the capacity expansions.

Revenue in Industrial Chemicals of $272.6 million increased 12 percent from the year-ago quarter, driven by higher selling prices across the segment, particularly in soda ash, and volume growth in soda ash and specialty peroxygens. Segment earnings of $48.1 million increased 19 percent as a result of the sales gains, favorable export mix in soda ash and the continued favorable mix shift in Peroxygens toward specialties markets.

Corporate expense was $14.2 million versus $16.8 million in the prior-year quarter. Interest expense, net, was $11.3 million as compared to $9.9 million in the year-ago quarter. On March 31, 2012, gross consolidated debt was $946.5 million, and debt, net of cash, was $875.7 million. For the quarter, depreciation and amortization was $32.2 million and capital expenditures were $38.8 million.

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Page 3/ FMC Corporation Announces First Quarter 2012 Results

Outlook

Regarding our outlook for 2012, Brondeau said, “For the full year 2012, we have raised the midpoint of our previous outlook and now expect adjusted earnings of $6.80 to $7.05 per diluted share, a 16 percent increase above last year at the midpoint of this range. Our Agricultural Products segment expects to achieve its ninth straight year of record earnings, up 10-15 percent reflecting increased volumes in all regions, particularly Latin America, North America and Asia, due to strong market conditions and growth from new and acquired products. Our Specialty Chemicals segment expects to achieve its seventh straight year of record earnings, led by the eighth straight year of record earnings in BioPolymer. Segment earnings are expected to be up approximately 5 percent reflecting higher selling prices across the segment and volume growth in BioPolymer and lithium primaries, partially offset by higher weather-related and capacity expansion costs in the first half of the year in lithium, higher raw material costs and increased spending on targeted growth initiatives in BioPolymer. And in our Industrial Chemicals segment, we expect earnings to be up approximately 20 percent driven by higher selling prices and volume growth in soda ash and specialty peroxygens, augmented by the continued mix shift toward specialty peroxygens. Across our company, we are directly seeing the benefits of our organic growth initiatives and the accretive impacts of the external growth initiatives completed last year.”

Brondeau concluded, “For the second quarter of 2012, we expect adjusted earnings of $1.65 to $1.85 per diluted share, a 14 percent increase at the midpoint of this range. In Agricultural Products, we expect segment earnings to be up approximately 5 percent reflecting growth in all regions partially offset by a shift in some sales in North America to the first quarter and higher spending on targeted growth initiatives. Specialty Chemicals' segment earnings are projected to be down approximately 5 percent as higher selling prices across the segment and volume growth in BioPolymer are offset by higher operating costs in lithium, higher raw material costs and increased spending on targeted growth initiatives in BioPolymer. And in Industrial Chemicals, we expect second quarter segment earnings up approximately 30 percent driven by higher selling prices in soda ash and specialty peroxygens, volume growth in soda ash, the absence of Granger soda ash facility startup costs incurred in the prior-year quarter and the continued mix shift toward specialty peroxygens.”

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Page 4/ FMC Corporation Announces First Quarter 2012 Results

Share and per share financial data discussed in this press release and the accompanying financial tables do not reflect the two-for-one split of FMC's common stock payable on May 24, 2012 to stockholders of record of its common stock as of the close of business on May 11, 2012.

FMC will conduct its first quarter conference call and webcast at 11:00 a.m. ET on Tuesday, May 1, 2012. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the company will also provide supplemental information on the web including its 2012 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. With sales in 2011 of approximately $3.4 billion, the company employs approximately 5,000 people throughout the world and operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2011 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
Revenue	$940.7	$795.0

Costs of sales and services	593.4	506.9

Gross Margin	347.3	288.1
	—
Selling, general and administrative expenses	129.1	105.9
Research and development expenses	28.5	22.7
Restructuring and other charges (income)	1.7	4.5
Total costs and expenses	752.7	640.0
Income (loss) from operations	188.0	155.0
Equity in (earnings) loss of affiliates	(0.1)	(0.9)
Interest expense, net	11.3	9.9

Income (loss) from continuing operations before income taxes	176.8	146.0
Provision for income taxes	44.8	40.6
Income (loss) from continuing operations	132.0	105.4
Discontinued operations, net of income taxes	(7.4)	(8.0)
Net income (loss)	$124.6	$97.4
Less: Net income attributable to noncontrolling interests	5.5	3.4
Net income (loss) attributable to FMC stockholders	$119.1	$94.0

Amounts attributable to FMC stockholders:
Income (loss) from continuing operations, net of tax	$126.5	$102.0
Discontinued operations, net of tax	(7.4)	(8.0)
Net income (loss)	$119.1	$94.0
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$1.82	$1.42
Discontinued operations	(0.11)	(0.11)
Basic earnings per common share	$1.71	$1.31
Average number of shares used in basic earnings per share computations	69.2	71.5
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$1.82	$1.41
Discontinued operations	(0.11)	(0.11)
Diluted earnings per common share	$1.71	$1.30
Average number of shares used in diluted earnings per share computations	69.7	72.1

Other Data:
Capital expenditures	$38.8	$30.4
Depreciation and amortization expense	$32.2	$30.4

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
SCHEDULE OF ADJUSTED EARNINGS FROM CONTINUING OPERATIONS (NON-GAAP)*
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
Revenue	940.7	795.0

Costs of sales and services	590.0	506.9

Gross Margin	350.7	288.1

Selling, general and administrative expenses	120.0	101.4
Research and development expenses	28.5	22.7
Equity in (earnings) loss of affiliates	(0.1)	(0.9)
Net income attributable to noncontrolling interests	5.5	3.4
Adjusted earnings from continuing operations, before interest and income taxes	196.8	161.5

Interest expense, net	11.3	9.9
Adjusted earnings from continuing operations, before income taxes	185.5	151.6

Provision for income taxes	50.1	44.0

Adjusted after-tax earnings from continuing operations, attributable to FMC stockholders (Non-GAAP)*	135.4	107.6

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders	$1.94	$1.49
Average number of shares used in diluted after-tax earnings per share computations	69.7	72.1
___________________
* The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investor and securities analysts. Adjusted earnings excludes the effects of restructuring and other charges and income, non-operating retirement-related costs, acquisition-related charges and tax related adjustments. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business and is not in accordance with GAAP.

Please see the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
Net income (loss) attributable to FMC stockholders (GAAP)	$119.1	$94.0
Discontinued operations, net of income taxes (a)	7.4	8.0
Restructuring and other (income) charges, net (b)	1.7	4.5
Non-operating pension and postretirement charges (c)	9.1	4.5
Acquisition-related charges (d)	3.4	—
Tax effect of restructuring and other (income) charges, non-operating pension and postretirement charges and acquisition-related charges	(5.3)	(3.1)
Tax adjustments (e)	—	(0.3)

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP)	$135.4	$107.6

Diluted earnings per common share (GAAP)	$1.71	$1.30
Discontinued operations per diluted share	0.11	0.11
Restructuring and other (income) charges per diluted share, before tax	0.02	0.06
Non-operating pension and postretirement charges per diluted share, before tax	0.13	0.06
Acquisition-related charges per diluted share, before tax	0.05	—
Tax effect of restructuring and other (income) charges, non-operating pension and postretirement charges and acquisition related charges, per diluted share	(0.08)	(0.04)
Tax adjustments per diluted share	—	—

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.94	$1.49

Average number of shares used in diluted adjusted after-tax earnings from continuing operations per share computations	69.7	72.1
____________________
(a) Discontinued operations for the three months ended March 31, 2012 and 2011, respectively, primarily includes provisions for environmental liabilities and legal reserves and expenses related to previously discontinued operations.
(b) 2012:
Restructuring and other charges (income) for the three months ended March 31, 2012, include charges associated with continuing environmental sites as a Corporate charge ($1.0 million). Remaining restructuring and other charges (income) for the three months ended March 31, 2012, include net miscellaneous charges of $0.7 million.

2011:
Restructuring and other charges (income) for the three months ended March 31, 2011, include charges from the restructuring activities associated with our Huelva, Spain facility in our Industrial Chemicals segment ($0.7 million), charges associated with our Alginates manufacturing operations in our Specialty Chemicals segment ($1.3 million), and additional miscellaneous exit and disposal costs related to our Santa Clara, Mexico facility, which is part of our Industrial Chemicals segment ($0.4 million). We also incurred charges associated with continuing environmental sites as a Corporate charge ($1.1 million). Remaining restructuring and other charges (income) for the three months ended March 31, 2011, include net miscellaneous charges of $1.0 million.
(c) Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(d) Charges related to the expensing of the inventory fair value step-up resulting from the application of purchase accounting. The charges for period ended March 31, 2012 relate to a number of acquisitions completed in 2011. On the consolidated statements of income, the charges are included in “Costs of sales and services”. No such charges occurred for the period ended March 31, 2011.
(e) There were no tax adjustments for the three months ended March 31, 2012. Tax adjustments for the three months ended March 31, 2011, are primarily related to revisions to our tax liabilities related to prior year tax matters.

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST AND INCOME TAXES, (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
Net income (loss) attributable to FMC stockholders (GAAP)	$119.1	$94.0
Discontinued operations, net of income taxes	7.4	8.0
Restructuring and other (income) charges, net	1.7	4.5
Non-operating pension and postretirement charges	9.1	4.5
Acquisition-related charges	3.4	—
Interest expense, net	11.3	9.9
Provision for income taxes	44.8	40.6
Adjusted earnings from continuing operations, before interest and income taxes (Non-GAAP)	$196.8	$161.5

RECONCILIATION OF FREE CASH FLOW
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2012	2011
Cash provided (required) by operating activities	$24.4	$(50.7)
Excess tax benefits from share-based compensation	4.7	4.8
Cash provided (required) by operating activities of discontinued operations	(12.0)	(8.9)
Cash provided (required) by investing activities, excluding acquisitions, net of cash acquired	(46.7)	(32.5)

Free Cash Flow (Non-GAAP)	$(29.6)	$(87.3)

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2012	2011
Revenue
Agricultural Products	454.2	343.6
Specialty Chemicals	215.9	210.1
Industrial Chemicals	272.6	242.5
Eliminations	(2.0)	(1.2)
Total	940.7	795.0
Income (loss) from continuing operations before income taxes
Agricultural Products	129.7	100.5
Specialty Chemicals	44.3	44.9
Industrial Chemicals	48.1	40.3
Eliminations	0.1	(0.1)
Segment operating profit	222.2	185.6
Corporate	(14.2)	(16.8)
Other income (expense), net	(11.2)	(7.3)
Adjusted earnings from continuing operations, before interest and income taxes	196.8	161.5

Restructuring and other income (charges) (a)	(1.7)	(4.5)
Interest expense, net	(11.3)	(9.9)
Non-operating pension and postretirement charges (b)	(9.1)	(4.5)
Acquisition-related charges (c)	(3.4)	—
Provision for income taxes	(44.8)	(40.6)
Discontinued operations, net of income taxes	(7.4)	(8.0)
Net income (loss) attributable to FMC stockholders	119.1	94.0
____________________
(a) Amounts for the three months ended March 31, 2012, related to Agricultural Products ($0.4 million), Specialty Chemicals ($0.2 million-gain), Industrial Chemicals ($0.9 million) and Corporate ($0.6 million). Amounts for the three months ended March 31, 2011, related to Specialty Chemicals ($1.5 million), Industrial Chemicals ($1.9 million) and Corporate ($1.1 million).
(b) See Note (c) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(c) See Note (d) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	March 31, 2012	December 31, 2011
Cash and cash equivalents	$70.8	$158.9
Trade receivables, net	1,051.1	931.3
Inventories	509.9	470.3
Other current assets	168.3	173.4
Deferred income taxes	143.2	135.5
Total current assets	1,943.3	1,869.4

Property, plant and equipment, net	1,011.8	986.8
Goodwill	230.8	225.9
Deferred income taxes	233.9	246.9
Other long-term assets	431.8	414.5
Total assets	$3,851.6	$3,743.5

Short-term debt	$22.8	$27.0
Current portion of long-term debt	13.3	19.5
Accounts payable, trade and other	376.1	458.3
Guarantees of vendor financing	26.8	18.5
Accrued pensions and other postretirement benefits, current	9.2	9.2
Other current liabilities	469.0	387.4
Total current liabilities	917.2	919.9

Long-term debt	910.4	779.1
Long-term liabilities	724.4	740.4
Equity	1,299.6	1,304.1
Total liabilities and equity	$3,851.6	$3,743.5

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended March 31,
	2012	2011
Cash provided (required) by operating activities	$24.4	$(50.7)
	—
Cash provided (required) by operating activities of discontinued operations	(12.0)	(8.9)

Cash provided (required) by investing activities:
Capital expenditures	(38.8)	(30.4)
Other investing activities	(29.1)	(2.1)
	(67.9)	(32.5)
Cash provided (required) by financing activities:
Net borrowings (repayments) under committed credit facilities	131.0	40.0
Increase (decrease) in short-term debt	(4.2)	(9.5)
Repayments of long-term debt	(7.0)	(7.6)
Proceeds from borrowings of long-term debt	0.1	—
Distributions to noncontrolling interests	(7.0)	(5.8)
Dividends paid	(10.5)	(9.0)
Repurchases of common stock under publicly announced program	(144.9)	—
Other repurchases of common stock	(3.0)	(3.6)
Excess tax benefits from share-based compensation	4.7	4.8
Issuances of common stock, net	7.8	6.7
	(33.0)	16.0
Effect of exchange rate changes on cash	0.4	0.6
Increase (decrease) in cash and cash equivalents	(88.1)	(75.5)

Cash and cash equivalents, beginning of year	158.9	161.5

Cash and cash equivalents, end of period	$70.8	$86.0